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[LOGO] PHONIX   PHOENIX LIFE INSURANCE COMPANY
                A Stock Company

ENHANCED SURRENDER VALUE RIDER

                              RIDER SPECIFICATIONS

Policy Number:        [9730000]
[Insured(s):          John M. Phoenix]
Rider Issue Date:     [December 1, 2008]
Rider Expiry Date:    [December 1, 2018]
Target Premium:       [$1712.03]
Factors:

              Target Enhancement   Excess Enhancement
Policy Year      Percentage            Percentage
-----------   ------------------   ------------------
    [1              8.00%                  4.00%
    2               6.00%                  3.00%
    3               4.00%                  2.00%
    4               2.00%                  1.00%
    5               0.00%                  0.00%
    6               0.00%                  0.00%
    7               0.00%                  0.00%
    8               0.00%                  0.00%
    9               0.00%                  0.00%
    10              0.00%                  0.00%]

This rider is a part of the policy to which it is attached in consideration of the application. This rider is effective on the Rider Issue Date shown in the Rider Specifications. Except as otherwise stated in this rider, it is subject to all of the provisions of the policy.

Surrender Value Enhancement

If you surrender the policy while this rider is in effect, you will receive the Net Surrender Value, as defined in the policy, plus the Surrender Value Enhancement, if any.

The Surrender Value Enhancement is equal to:

     (The Target Enhancement Percentage x accumulated Qualifying Premium) + (Excess Enhancement Percentage x accumulated Qualifying Excess Premium)

as determined in the Policy Year in which the policy is surrendered.

The Target Enhancement Percentage and the Excess Enhancement Percentage for each Policy Year are shown in the Rider Specifications.

The Target Premium, also shown in the Rider Specifications, is based on the Face Amount and the age and sex of the Insured. For purposes of this Rider, increases to the Face Amount do not change the Target Premium. Decreases to the Face Amount do change the Target Premium.

Qualifying Premium for each Policy Year is the lesser of the Target Premium or actual accumulated premiums paid in that Policy Year. For purposes of calculating the Surrender Value Enhancement in a particular Policy Year, Qualifying Premiums for each Policy Year are accumulated and multiplied by the

08XESVR                                1                                      NY

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Target Enhancement Percentage. Qualifying Excess Premium for each Policy Year is the excess, if any, of actual accumulated premiums paid in that Policy Year over the Target Premium. For purposes of calculating the Surrender Value Enhancement in a particular Policy Year, Excess Qualifying Premiums for each Policy Year are accumulated and multiplied by the Excess Enhancement Percentage.

Each withdrawal and loan reduces the Qualifying Premium on a dollar-for-dollar basis, but not to less than zero. The excess of accumulated withdrawals and loans over the Qualifying Premium reduces Qualifying Excess Premium on a dollar-for-dollar basis, but not less than zero.

An example of how the Surrender Value Enhancement is calculated is shown on the last page of this rider.

Conditions

Subject to the terms and conditions of this rider and the policy, we agree to pay the Surrender Value Enhancement if all the following conditions are met:

     1. written notice of the surrender is received at our Main Administrative Office or Customer Service Center while the policy is in force;

     2. the policy is surrendered prior to the Rider Expiry Date shown in the Rider Specifications; and

     3. this rider has not terminated as set forth in the termination provision below.

We reserve the right to defer, for not more than 30 days after we receive written request, the payment of the Surrender Value Enhancement.

Effect on Minimum Death Benefit

While this rider is in effect, when the sum of the Net Surrender Value and the Surrender Value Enhancement (Alternate Surrender Value for purposes of this paragraph and the next) exceeds the Policy Value, the Minimum Death Benefit under the policy is revised to be equal to the product of the Alternate Surrender Value on the date of death of the Insured, or the date of death of the Surviving Insured if this rider is attached to a survivorship policy, multiplied by the applicable Minimum Death Benefit Percentage for the Attained Age of the Insured.

Effect on Premium Limits

Pursuant to Internal Revenue Service guidance, when the Alternate Surrender Value exceeds the Policy Value, the computations to determine if your contract is "Qualified as Life Insurance" under the Internal Revenue Code, as described in [Section 4] of your contract, are determined using the Alternate Surrender Value in lieu of the Policy Value.

Reinstatement

If the policy terminates in accordance with its Grace Period provision, and is reinstated in accordance with a Reinstatement provision, if any, you may reinstate this rider at the same time.

Charge for Benefit

There is no charge for this benefit.

Termination

This rider and all rights provided under it will terminate upon the earliest of the following dates:

     1. the date we receive your written request at our Main Administrative Office or Customer Service Center to cancel this rider;

     2. the date of any exchange, absolute assignment or change in ownership of this policy, including exchanges made under Section 1035 of the Internal Revenue Code, unless based on reasonably satisfactory evidence submitted to us that:

08XESVR                                2                                      NY

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          a.   the change in ownership directly results from a merger,
               consolidation, or acquisition of your assets and the successor owner of the policy was your wholly-owned subsidiary on the date the ownership changed; or

          b. the successor owner of your policy is a trust established by you for purposes of providing employee benefits.

An exchange under the Exchange of Insured Rider will not cause a termination.

     3.   the Rider Expiry Date shown in the Rider Specifications;

     4.   the date the policy terminates.

                         Phoenix Life Insurance Company


                                /s/ Harry L. Rich
                      -------------------------------------
                                    Secretary

08XESVR                                3                                      NY

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              Example of Calculation of Surrender Value Enhancement

                  B
                Prem.
              Paid in                                                                H.
               Policy                              E.                            Accumulated                              K.
                Year                   D.     Accumulated     F.                 Qualifying       I.                    Total
                 or                Qualifying Qualifying    Target        G.       Excess       Excess        J.      Surrender
          A.  (Loan or      C.       Excess      Prem.     Enhance-     Target      Prem.    Enhancement   Excess       Value
Policy Target   With-   Qualifying    Prem.    (sum of       ment    Enhancement   (sum of     Percent-  Enhancement Enhancement
 Year   Prem.  Drawal)     Prem.     (B - A)    Col. B)   Percentage   (E x F)     Col. D)       age       (H x I)     (G + J)
------ ------ --------  ---------- ---------- ----------- ---------- ----------- ----------- ----------- ----------- -----------
1      $1,000 $  1,500    $1,000      $500       $1,000      8.00%       $ 80       $500         4.00%       $20         $100
2      $1,000 $    800    $  800      $  0       $1,800      6.00%       $108       $500         3.00%       $15         $123
3      $1,000 $  1,200    $1,000      $200       $2,800      4.00%       $112       $700         2.00%       $14         $126
4      $1,000  ($2,000)                          $  800      2.00%       $ 16       $700         1.00%       $ 7         $ 23

08XESVR                                4                                      NY